U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                   POST-EFFECTIVE AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         THINKA WEIGHT-LOSS CORPORATION
                         ------------------------------
             (Exact name of registrant as specified in its charter)

Nevada                                                               98-0218912
------                                                               ----------
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)

              3 East Sunset Road, Suite H1, Las Vegas, Nevada             89120
              -----------------------------------------------             -----
            (Address of registrant's principal executive offices)     (Zip Code)

                                 (800) 297-4450
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
                             ----------------------
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                          --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
  --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
  --------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          1,880,000              $0.50              $940,000.00            $248.00
================================== =================== ==================== ======================= ================

The offering price of $0.50 per share for the selling security holders was estimated for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                         THINKA WEIGHT-LOSS CORPORATION
                                1,880,000 SHARES
                                  COMMON STOCK
                                ----------------


The selling shareholders named in this prospectus are offering all of the shares of our common stock offered through this prospectus. See the section entitled "Selling Shareholders." The shares were acquired by the selling shareholders directly from us in three private offerings that were exempt from registration under United States securities laws. See the section entitled "Description of Securities."

We will not determine the offering price of the common stock, nor how it is sold. The offering price and method of sale will each be determined by market factors and the independent decisions of the selling shareholders.

Our common stock is presently not traded on any market or securities exchange. However, our stock is listed on the Over-the-Counter Bulletin Board maintained by the National Association of Securities Dealers, Inc.


                                ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 6 - 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------


           The Date Of This Amended Prospectus Is: October 10, 2001

                                TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
Summary.......................................................................4

Risk Factors..................................................................5

Use of Proceeds..............................................................11

Determination of Offering Price..............................................11

Dilution.....................................................................11

Selling Shareholders.........................................................11

Plan of Distribution.........................................................16

Legal Proceedings............................................................17

Directors, Executive Officers, Promoters and Control Persons.................17

Security Ownership of Certain Beneficial Owners and Management...............20

Description of Securities....................................................21

Interests of Named Experts and Counsel.......................................22

Disclosure of Commission Position of Indemnification for
Securities Act Liabilities...................................................23

Organization Within Last Five Years..........................................23

Description of Business......................................................23

Plan of Operation............................................................33

Description of Property......................................................33

Certain Relationships and Related Transactions...............................33

Market for Common Equity and Related Stockholder Matters.....................34

Executive Compensation.......................................................35

Index to Financial Statements................................................36

Financial Statements.........................................................38

Changes in and Disagreements with Accountants Disclosure.....................37

Available Information........................................................

                                     SUMMARY

The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

Thinka Weight-Loss Corporation

We were in the business of mineral exploration. In or around June 2001, we decided that we would pursue other business activities. Pursuant to an Asset Purchase Agreement entered into between us and Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), in July 2001, we purchased all right, title and interest in a product which consists of a dietary program and accompanying products (collectively, the "Thinka product"). The Thinka product consists primarily of a liquid low carbohydrate-high protein weight loss program and accompanying products. 649 Inc. had purchased the Thinka product from Dr. Louis Scarrone pursuant to an Asset Purchase Agreement dated November 3, 2000. The Thinka product was created by Dr. Scarrone. We are currently negotiating with United States food manufacturers for the production and distribution of the Thinka product. The Thinka product is a dietary program which includes meal replacement products which act as an appetite suppressant while providing proper nutritional support, thus assisting mild to moderately overweight adults to achieve their weight loss goals.

On or about September 17, 2001, we entered into a Letter of Intent ("LOI") with One World Networks Integrated Technologies, Inc. ("One World") wherein we have agreed, subject to the conditions explained in more detail within this registration statement, to purchase certain of One World's assets which shall include product lines and products known as "The Ultimate Lean Routine" and "The Carb Fighter" and all assets relating thereto (collectively, the "One World Assets") for a total purchase price of $2,750,000.

We are required to deliver significant funds to One World for the purchase of the One World Assets. As of the date of this registration statement, we do not have those funds nor do we have any commitments for those funds. There is no guarantee that we will be able to raise the necessary funds to meet our financial commitments to One World. However, assuming we are not able to consummate the purchase of the One World Assets, we still plan to move forward with the development of the Thinka product.

We plan to utilize both traditional and online marketing and product support to market the Thinka product to dieters pursuing either self-regulated or medically supervised diets. We plan to make the Thinka product available at traditional stores, including retail outlets as well as through medical and clinical programs. We also intend to develop an Internet presence to market and distribute the Thinka product. Our proposed website is currently under development. We anticipate that our website will include membership programs, electronic newsletters, and online retailers that will both promote the Thinka Product and create a useful and educational weight loss information site.

Thinka Weight-Loss Corporation is a Nevada corporation which was incorporated on September 14, 1999. We were originally incorporated with the name Encore Ventures, Inc., but in August 2001 we changed our name to "Thinka Weight-Loss Corporation" as part of the purchase of the Thinka product. Our principle offices are located at 3110 East Sunset Road, Suite H1, Las Vegas, Nevada 89120. Our telephone number is (800) 297-4450.

The Offering

Securities Being Offered            Up to 1,880,000 shares of common stock.
                                    See section entitled "Description of
                                    Securities to be Registered."

Securities Issued
And to be Issued                    There are 25,784,600 shares of our common
                                    stock issued and outstanding as of the
                                    date of this prospectus. Existing
                                    shareholders will sell all of the shares of our common stock to be sold under this prospectus. See section entitled
                                    "Description of Securities to be
                                    Registered."

Use of Proceeds                     We will not receive any proceeds from the
                                    sale of the common stock by the selling
                                    shareholders. See section entitled "Use
                                    of Proceeds."


                                  RISK FACTORS


An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus and any other filings we have made or may make with the United States Securities and Exchange Commission in the future before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We are a new company with losses since our formation. We anticipate that we will lose money in the foreseeable future and we may not be able to achieve profitable operations. We were formed on September 14, 1999 and have no operating history with the Thinka product. We just recently purchased all right, title and interest in the Thinka product from Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."). 649 Inc. did not have an operating history with the Thinka product either; although we have attached 649 Inc.'s audited financial statements to this registration statement. Our management team is new, our marketing and distribution channels are limited or nonexistent at this point and our website is currently under development. The Thinka product has not been manufactured in commercial quantities. We will encounter difficulties as an early stage company in the rapidly evolving and highly competitive health and fitness products industry. Moreover, because the Thinka product is new and has not been produced in commercial quantities, there are no historical sales figures with which we can accurately predict future sales.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future. Our success depends on increasing awareness of the Thinka brand, providing our customers with a quality weight loss product, and developing long-term relationships with the medical community and other weight loss professionals. Accordingly, we intend to increase our marketing and promotional expenditures dramatically and to make capital expenditures to develop and maintain brand recognition, as well as to ensure the quality of the Thinka product.

Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and expanding our proposed online presence and capabilities. To implement our business plan, we must increase our marketing initiatives, identify and enter into additional strategic relationships and incorporate rapid technological advances.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We cannot guaranty that we will be able to achieve profitable operations or, if profitability is achieved, that it will be maintained for any significant period, or at all.

We will be substantially dependent on certain suppliers for our weight loss products. The Thinka product will be our only source of revenue and we do not currently have any other source of revenue although we may develop other sources of revenue in the future. We expect to rely on only a limited number of suppliers for the manufacture of our proposed products and promotional services. In the event that those suppliers decide they no longer desire to manufacture our proposed products, we may be forced to locate alternative manufacturers. We cannot guaranty that we will be able to arrange for the manufacture of our proposed products from alternative manufacturers. Failure to obtain alternative manufacturers will adversely affect our financial condition and our ability to generate revenues.

We will have future capital needs and uncertainties exist concerning additional funding. To achieve and maintain competitiveness of our proposed products, and to conduct costly marketing activities and infrastructure development, we may need substantial funds. Our anticipation of the time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors, including those described in these Risk Factors and elsewhere in this registration statement. We require substantial capital to fund our current and future business operations. Since our inception, we have experienced negative cash flow from operations and we expect to experience significant negative cash flow from operations for the foreseeable future. However, we expect that our available funds will be sufficient to meet our expected needs for working capital and capital expenditures for at least the next 12 months.

We may require additional cash to implement our business strategies, including cash for (i) payment of increased operating expenses and (ii) additional implementation of those business strategies. We cannot guaranty that we will have access to additional funds in the future, or that additional funds will be available on acceptable terms and conditions to satisfy our cash requirements to implement our business strategies. Our inability to obtain acceptable financing could have a material adverse effect on our results of operations and financial conditions. Our inability to obtain adequate capital would limit our ability to achieve the level of corporate growth that we believe to be necessary to succeed in our proposed business.

Our costs may be greater than we anticipated. We have used reasonable efforts to assess and predict costs and expenses. However, we cannot guaranty that implementing our business plan may not require more employees, capital, equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than our estimates, which could result in sustained losses.

We must establish our brand quickly and cost-effectively both through traditional as well as online avenues to remain competitive. We must establish, maintain and enhance the Thinka brand to generate revenues from sales of our proposed products. Brand recognition and customer loyalty will become increasingly important as more companies with established brands in dietary products offer competing services in mail order catalogues, on the Internet or through retail locations. Development of the Thinka brand will depend largely on our success in providing a quality online and offline shopping experience supported by high levels of customer service. We expect to increase our expenditures on programs designed to create and maintain strong brand loyalty among customers, but we cannot be certain that our efforts will be successful.

Consumers may not become sufficiently aware of the Thinka product or be able to distinguish it from the multitude of other weight loss products currently available. Our success depends on attracting and maintaining purchasers of weight loss products through cost-efficient marketing and research. The weight loss market is extremely competitive, with a multitude of products available to consumers, ranging from diet drinks, prescription and over-the-counter drugs, to a variety of herbal supplements. We may not be able to attract a large number of consumers away from more traditional weight loss products. We also may face increased competition if another company chooses to utilize olive oil or other ingredients associated with the Thinka product in their weight loss products. Factors that could prevent or delay the widespread consumer acceptance of our proposed product, and consequently affect our ability to increase our revenues, include:
     o pricing that does not meet consumer expectations when compared to the pricing of other weight loss products;
     o    lack of consumer awareness of our proposed products;
     o customer concerns about the effectiveness of the Thinka product and its techniques for weight management;;
     o release of scientific information that highlights a diet product or technique other then the Thinka product; and
     o failure to obtain enough media exposure on the benefits of our proposed products, or losing publicity and subsequent public awareness of the Thinka product through media attention on another, competing diet product or technique.

We compete with numerous companies which provide products similar to our proposed products, including other manufacturing, retail, catalog and online companies. Some of our competitors may have greater access to capital than we do and may use these resources to engage in aggressive advertising and marketing campaigns. The current prevalence of aggressive advertising and promotion may generate pricing pressures to which we must respond. We expect that competition will continue to increase, primarily in the online market, because of the relative ease with which new websites may be developed. The nature of the Internet as an electronic marketplace may facilitate competitive entry and comparison-shopping and may also render online commerce inherently more competitive than traditional retailing formats. Increased competition may reduce our gross margins, cause us to lose market share and decrease the value of the Thinka brand.

We may be unable to establish distributor outlets in key locations and distribute sufficient quantities of our proposed products to satisfy orders in a timely manner. The weight loss and nutritional supplements industry is part of the health and fitness industry market. To remain competitive we must establish our brand presence in that market by establishing distributor outlets in key locations. Failure to establish such locations would weaken our brand presence, decrease our ability to positively position our brand in the related market, discourage market acceptance of our brand and consequently result in an adverse material affect on our operations.

The sale of our proposed products involves product liability. We face an inherent risk of exposure to product liability claims if the use of our proposed products results in illness or injury. We do not have liability insurance. If we do not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on our business. Manufacturers and distributors of weight loss products and nutritional supplements have been named as defendants in product liability lawsuits from time to time. The successful assertion or settlement of an uninsured claim, a significant number of insured claims or a claim exceeding the limits of any insurance coverage that we may acquire would harm us by adding additional costs to our business and by diverting the attention of our senior management from the operation of our business.

Our proposed products may contain innovative ingredients or combinations of ingredients, and there may be little long-term experience with human consumption of these ingredients or combinations in concentrated form. In addition, interactions of these products with other similar products, prescription medicines and over-the-counter drugs have not been fully explored. Although we may perform research and tests in connection with the formulation and production of the products that we propose to sell, there are no conclusive clinical studies regarding our proposed products. We depend upon customer perceptions about the safety and quality of our proposed products and similar products distributed by our competitors. The mere publication of reports asserting that a particular product may be harmful may substantially reduce or eliminate sales of the products, regardless of whether the reports are scientifically supported and regardless of whether the harmful effects would be present at recommended dosages.

Weight loss products are subject to sharp increases in consumer interest, which in some cases stems from discussion of particular products in the popular press. A significant delay in or disruption of the supply of products to us from manufacturers may increase our cost of goods and could result in a substantial reduction or termination of sales of some products.

We will depend on third-party providers. We will become significantly dependent upon various third parties for one or more services required for the promotion, sale, distribution and supply of our proposed products. The services will be provided to our business pursuant to agreements with such providers and will include, but will not be limited to, third-party supply agreements, shipping, Internet, distribution and advertising services and agreements. Inasmuch as the capacity for certain services by certain third parties may be limited, our inability, for economic or other reasons, to continue to receive services from existing providers or to obtain similar products or services from additional providers could have a material adverse effect on our business.

Our operating results will fluctuate due to a number of factors, such as beliefs regarding overall benefits of dietary products and trends in the economy. The market for weight loss products, meal replacement diet products, herbal formulas, homeopathic products, personal care items, body building supplements, and healthcare products is relatively new. The market is extremely sensitive to the perceived health benefits associated with consumption of diet products as well as the perception that such products are effective or necessary to meet the demands of a busy and health-conscience lifestyle.

We anticipate that our operating results will fluctuate as a result of a number of factors, including overall trends in the economy and customer buying patterns, which are characterized by individual purchases from customers rather than long-term contracts. As such, we are not able to anticipate, for more than a few months in advance, the number, size and profitability of product orders during a given period. Consequently, the operating results for one quarter are not necessarily indicative of the operating results for future quarters.

We may fail to manage our growth. Our ability to succeed is uncertain because we currently have a limited operating history. We expect, however, to experience significant growth and expect such growth to continue for the foreseeable future. Our growth may place a significant strain on our management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations, therefore impairing our ability to compete, market and distribute our proposed products. Part of our business strategy may be to acquire assets that will complement or diversify our existing business. We are unable to predict whether or when any material transaction will be completed. If we proceed with any such transaction, we cannot guaranty that we can effectively integrate the acquired operations with our own operations. We may also seek to finance any such acquisition by debt financings or issuances of equity securities and we cannot guaranty that any such financing will be available on acceptable terms or at all.

Our management team's experience is limited. Our management team has limited to no experience in the development, marketing and distribution of the products we anticipate that we will develop, market and distribute. However, we believe that we can successfully attract customers to our proposed products. However, we cannot guaranty that we will be able to establish sales, marketing and distribution capabilities or arrange with collaborators, licensees or others to perform such activities or that such efforts will be successful.

Our Bylaws limit the liability of our officers and directors. Our Bylaws provide that we will indemnify our directors and officers to the fullest extent provided for under Nevada law. Moreover, the General Corporation Law of Nevada provides for the indemnification, under certain circumstances, of officers and directors. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

      DISCLOSURE OF OPINION OF SECURITIES AND EXCHANGE COMMISSION REGARDING
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities resulting from violations of the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

We are dependant on the efforts and abilities of our senior management to remain competitive in our industry and to control our growth. Our success depends on hiring, retaining and integrating senior management and skilled employees in order to expand our business. Our senior management may not perform effectively as individuals or work together as a team. Furthermore, competition for employees in our industry is intense; therefore, we expect to experience difficulty in hiring and retaining skilled employees.

We currently do not maintain any life insurance for any of our officers or directors. The loss of various members of our management team could have a material adverse effect on our business and our prospects as such losses, among other things, could slow our growth, sever the relationships we maintain through our affiliation with those persons with the weight loss industry and deprive us of their experience and contacts in the weight loss industry.

We believe that all commercially reasonable efforts have been made to minimize the risks attendant with the departure of key personnel from our service. We cannot guaranty, however, that replacement personnel, upon the departure of senior management from our service, will cause us to operate profitably. As owners of significant portions of our issued and outstanding common stock, our management has every incentive to remain with us. Our officers and directors will exclusively make all decisions regarding management of our affairs. The purchasers of the shares registered in this registration statement may not participate in our management and, therefore, are dependent upon the management abilities of our officers and directors.

The only assurance that our shareholders (including purchasers of the shares registered herein) have that our officers and directors will not abuse their discretion in making decisions with respect to our affairs and other business decisions is the fiduciary obligations and business integrity of those officers and directors. Accordingly, no person should purchase shares of our common stock unless that person is willing to entrust all aspects of our management to our officers and directors, or their successors. Potential purchasers of the shares registered herein must carefully evaluate the personal experience and business performance of our officers and directors. Our officers and directors may retain independent contractors to provide services to us. Those contractors have no fiduciary duty to our shareholders and may not perform as expected. We do not maintain key person life insurance on any of our senior management.

Our officers, directors and principal security holders will own approximately 56.8% of our outstanding shares of common stock, allowing these shareholders to exert significant influence in matters requiring approval of our shareholders. Our directors, officers and principal (greater than 5%) security holders, taken as a group, together with their affiliates, will beneficially own, in the aggregate, approximately 56.8 % of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. Our principal security holders may be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

  Our officers, directors, and employees are entitled to receive significant compensation, payments and reimbursements, regardless of whether we operate at a profit or a loss. Our officers, directors and management personnel will determine, from time to time, any compensation received by officers, our management personnel, and directors. Additionally, our officers, directors and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.


                         DETERMINATION OF OFFERING PRICE

We will not determine the offering price of the common stock. The offering price will be determined by market factors and the independent decisions of the selling shareholders. See section entitled "Selling Shareholders".

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 1,880,000 shares of common stock offered. The shares include the following:

       (A) 1,500,000 shares of our common stock that the selling shareholders acquired from us in an offering completed on January 19, 2000 that was exempt from registration under Regulation S of the Securities Act of 1933;

       (B) 280,000 shares of our common stock that the selling shareholders acquired from us in an offering completed on February 16, 2000 that was exempt from registration under Regulation S of the Securities Act of 1933; and

       (C) 100,000 shares of our common stock that the selling shareholders acquired from us in an offering completed on April 28, 2000 that was exempt from registration under Regulation S of the Securities Act of 1933.

Stock Split. On or about July 19, 2001, and in anticipation of entering into the Asset Purchase Agreement with 649 Inc. we effectuated a forward stock split at a ratio of 3.814289941:1. As such, each of our shareholders, including Mr. William Iny and Mr. Steven Bekropoulos, former officers and former members of our Board of Directors, received 3.814289941 shares of our common stock for every 1 share of common stock owned by those shareholders.

The following table provides as of July 1, 2001, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

       (A)        the number of shares owned by each prior to this offering;

       (B)        the total number of shares that are to be offered for each;

       (C) the total number of shares that will be owned by each upon completion of the offering;

       (D)        the percentage owned by each; and

       (E) the identity of the beneficial holder of any entity that owns the shares.

To the best of our knowledge, the named party in this table beneficially owns and has sole voting and investment power over all shares or rights to these shares. Also in calculating the number of shares that will be owned upon completion of this offering, we have assumed that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and have assumed that all shares offered are sold. We have based the percentage owned by each on 12,892,300 shares of common stock outstanding on July 1, 2001.


                                                             Total Number Of
                                                             Shares To Be          Total Shares To Be
                                                             Offered For Selling   Owned Upon             Percent Owned Upon
Name and Address Of Selling             Shares Owned Prior   Shareholders          Completion Of This     Completion Of This
Stockholder                             To This Offering     Account               Offering               Offering
--------------------------------------- -------------------- --------------------- ---------------------- --------------------
Danny Carroll                           150,000              150,000               NIL                    NIL
475 West 18th Avenue
Vancouver, BC V6Y 2A4

Douglas Judd                            150,000              150,000               NIL                    NIL
2821 - 25th Street S.W.
Calgary, AB  T3E 1Y1

Douglas Judd, Jr.                       150,000              150,000               NIL                    NIL
7515 Fleetwood Drive S.E.
Calgary, AB

Dawn Dore                               150,000              150,000               NIL                    NIL
10330 Meadow Road
Winfield, BC V4V 1Z6

Haggis Ventures Inc.                    150,000              150,000               NIL                    NIL
P.O. Box 48461
Bentall Centre
Vancouver, BC V7X 1A2
Beneficial owner : James Watt

Josephine Iny                           150,000              150,000               NIL                    NIL
#3-6162 Willow Street
Vancouver, BC V5Z 3S6

Kerrie Iny                              150,000              150,000               NIL                    NIL
#10-6663 Sussex Avenue
Burnaby, BC V5H 3C5

B. Norine Judd                          150,000              150,000               NIL                    NIL
2821 - 25th Street S.W.
Calgary, AB  T3E 1Y1

Steve Bekropoulos                       150,000              150,000               NIL                    NIL
2833 - 40 Street S.W.
Calgary, AB  T3E 3J7

Madeleine Zebaida                       150,000              150,000               NIL                    NIL
3303 Don Mills Road, #2201
Willowdale, ON M2J 4T6
--------------------------------------- -------------------- --------------------- ---------------------- --------------------
Shaun Ledding                           70,000               70,000                NIL                    NIL
6335 Thunderbird Crescent
Vancouver, BC V6T 2G9

Michael Piek                            70,000               70,000                NIL                    NIL
218-1236 West 8th Ave.
Vancouver, BC V6H 3Y9

Patrick Power                           70,000               70,000                NIL                    NIL
#2004, 1323 Homer St.
Vancouver, BC V6B 5T1

Nicholas Hobbins                        70,000               70,000                NIL                    NIL
1604-S4 Street S.E.
Calgary, AB  T2A 1W8

Rody Daniel                             5,000                5,000                 NIL                    NIL
63036-2604 Kensington Rd N.W.
Calgary, AB T2N 4S5

Julie Judd                              5,000                5,000                 NIL                    NIL
7515 Fleetwood Drive SE
Calgary, AB T2H 0X2

Noelle Allen                            5,000                5,000                 NIL                    NIL
343-1220 8th Avenue NE
Calgary, AB T2E 0S6

Maria Denis                             5,000                5,000                 NIL                    NIL
#315 21 Dover Point SE
Calgary, AB

David B. McQuaig                        5,000                5,000                 NIL                    NIL
#950-550 6th Avenue SW
Calgary, AB T2P 0S2

--------------------------------------- -------------------- --------------------- ---------------------- --------------------
Peter C. Wallis                         5,000                5,000                 NIL                    NIL
308, 4-14th Street NW
Calgary, AB T2P 2N7

Thomas Yingling                         5,000                5,000                 NIL                    NIL
4601 Savoy Street
Delta, BC V4K 1P4

Grayson Hand                            5,000                5,000                 NIL                    NIL
414-1859 Spyglass Pl.
Vancouver, BC V6B 4K6

Leonard A. Zaseybida                    5,000                5,000                 NIL                    NIL
604-734 7th Ave SW
Calgary, AB

Chris Huneault                          5,000                5,000                 NIL                    NIL
1331 18th Ave
Calgary, AB T2M 0W5

Dino Pezzente                           5,000                5,000                 NIL                    NIL
243 Brookmere Bay SW
Calgary, AB T2W 2R8

Darryl Severtson                        5,000                5,000                 NIL                    NIL
195 Covington Close NE
Calgary, AB T3K 4L9

Lynn Severtson                          5,000                5,000                 NIL                    NIL
195 Covington Close NE
Calgary, AB T3K 4L9

Steve Christakis                        5,000                5,000                 NIL                    NIL
8411 Hawkview Manor Rd NW
Calgary, AB T3G 2Y1

--------------------------------------- -------------------- --------------------- ---------------------- --------------------
Heather E. Christakis                   5,000                5,000                 NIL                    NIL
8411 Hawkview Manor Rd NW
Calgary, AB T3G 2Y1

Fox Creek  Investments Ltd. (Rob Reukl  5,000                5,000                 NIL                    NIL
- Beneficial owner)
21 Falcon, P.O. Box 1135
Manitovwadge, Ontario
P0T 2C0

Bill Sakkalis                           5,000                5,000                 NIL                    NIL
7056 Gray Ave
Burnaby, BC V5S 3Y8

Collin Foli                             5,000                5,000                 NIL                    NIL
2336 Thompson Ave
P.O. Box #1827
Rossland, BC V0G I4O

Byron Foli                              5,000                5,000                 NIL                    NIL
3235 Trafalgar Street
Vancouver, BC V6L 2L5

Nick Bekos                              5,000                5,000                 NIL                    NIL
2525 Woodview Drive SW, Suite 306
Calgary, AB T2W 4N4

------------------------------------------------------------------------------------------------------------------------------

To our knowledge, none of the selling shareholders except Steve Bekropoulos:

       (1) has had a material relationship with the company other than as a shareholder as noted above at any time within the past three years; or

       (2)      has ever been an officer or directors of the company.

The following selling shareholders are related to the our former directors or officers as follows:

     1. Dawn Dore is the daughter of William Iny, our former President and a former member of our Board of Directors.
     2.   Josephine Iny is the mother of William Iny.
     3.   Madeleine Zebaida is the aunt of William Iny.
     4.   Danny Carroll is the nephew of William Iny.
     5.   Kerrie Iny is the daughter of William Iny.
     6. Nicholas Hobbins is the son-in-law of Steven Bekropoulos, our former Secretary, Treasurer and former member of our Board of Directors.
     7.   Maria Denis is the daughter of Steven Bekropoulos.
     8.   Nick Bekos is the brother of Steven Bekropoulos.

                              PLAN OF DISTRIBUTION

The selling shareholders have not informed us of how they plan to sell their shares. However, they may sell some or all of their common stock in one or more transactions, including block transactions:

     (1) on such public markets or exchanges as the common stock may from time to time be trading;
     (2)  in privately negotiated transactions;
     (3)  through the writing of options on the common stock;
     (4)  in short sales; or
     (5)  in any combination of these methods of distribution.

The sales price to the public may be:

     (1)  the market price prevailing at the time of sale;
     (2)  a price related to such prevailing market price; or
     (3) such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. If applicable, the selling shareholders also may have distributed, or may distribute, shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

We are bearing all costs relating to the registration of the common stock. Any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock, however, will be borne by the selling shareholders or other party selling such common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of their common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

     (1) not engage in any stabilization activities in connection with our common stock;

     (2) furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

     (3) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                LEGAL PROCEEDINGS


We are not currently a party to any legal proceedings.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

======================== =========== ===========================================
Name                         Age     Position
------------------------ ----------- -------------------------------------------

Stacey Lauridia              32      President and a Director
------------------------ ----------- -------------------------------------------

Dr. Louis Scarrone           78      Chairman of the Board of Directors
------------------------ ----------- -------------------------------------------

Clifford Perlman             75      Director
------------------------ ----------- -------------------------------------------

George Lois                  70      Vice Chairman of the Board of Directors
------------------------ ----------- -------------------------------------------

Daniel Melnick               69      Director
------------------------ ----------- -------------------------------------------

Charles Stein                74      Chief Executive Officer and Director
------------------------ ----------- -------------------------------------------

Kathy Whyte                  44      Secretary, Treasurer and Director
======================== =========== ===========================================

Set forth below is a brief description of the background and business experience of our officers and directors for the past five years.

Stacey Lauridia. Ms. Lauridia has been our President and a member of our Board of Directors since July 2001. Ms. Lauridia manages all aspects of our operations and currently devotes approximately 40 hours per week to our business. From 1996 to 1998, Ms. Lauridia was a research assistant for the Psycho-Physiology Laboratory at State University of New York - Stony Brook, where she received awards for her independent research. From 1999 to 2000, Ms. Lauridia performed corporate development services for Visual Interactive Phone Concepts, Inc. From 1993 to 1995, she was Marketing Director for Ultra Herbal Power Slim, Inc. While an executive at DynaTech Nutritionals (from 1993 to 1995), Ms. Lauridia worked on the creation of a formula for the Ultra Herbal Power Slim Weight Loss product, set up a marketing program and engaged the services of a major celebrity endorser. Since 2000, Ms. Lauridia has served as a consultant to several corporations in the nutritional and communications sectors, and has experience in the nutritional supplement field. Ms. Lauridia earned her Bachelor's Degree in Psychology from the State University of New York - Stony Brook in 1998. Ms. Lauridia has not been a director of any other reporting company.

Dr. Louis Scarrone. Dr. Scarrone has been Chairman of our Board of Directors since July 2001. Dr. Scarrone is the creator of the Thinka Weight Loss System and has researched diet products and appetite control through diet modification for over 30 years. Dr. Scarrone was the co-creator of the Atkins Diet along with Dr. Robert C. Atkins. Dr. Scarrone graduated from Yale University School of Medicine and served his internship at Bellevue Hospital in New York and residency at Columbia University Research Service, Goldwater Memorial Hospital in New York. His medical research started when he received a Research Fellowship Award from the American Heart Association. His work has been published in the prestigious New England Journal of Medicine. Dr. Scarrone earned his Doctorate in Medicine from Yale Medical School in 1948, and his Bachelor of Science Degree from Wesleyan University in 1945. Dr. Scarrone has not been a director of any other reporting company.

Clifford Perlman. Mr. Perlman has been a member of our Board of Directors since July 2001. Mr. Perlman was a co-founder of Lums, Inc, a restaurant chain that grew to 450 locations. He was also Chairman of the Board of Directors of Lums from 1956 to 1980. During that time, he was also Chairman of the Board of Directors of Dirra Gold Seal Meats and Eagle Army Navy Stores, a chain of 128 stores in the Southeast United States. In 1969, Mr. Perlman purchased Caesar's Palace, a 500-room hotel on the Las Vegas Strip; under his guidance, Caesar's Palace grew to 1,750 rooms, and subsequently built Caesar's Palace at Tahoe, Nevada, and Atlantic City, New Jersey. He served as Chairman of the Board of Directors of Caesar's World from 1971 to 1982. He also acquired and developed two honeymoon hotels in the Pennsylvania Poconos. In 1984, he started Regent Airlines, a transcontinental luxury airline, which was sold in 1987 to a principal shareholder of the MGM Motion Picture Studio. In 1990, Mr. Perlman became Chairman of the Board of Directors and became Chief Executive Officer of MGM Grand Hotels in Las Vegas, positions he held until 1991. Mr. Perlman was a practicing lawyer from 1951 to 1960 with the firm Perlman Litman Sponder. Mr. Perlman also served as a Regent of the University of Nevada from 1975 to 1980 and was Director of the Mt. Sinai Hospital in Miami Beach, Florida from 1968 to 1972. He was also founder and Chief Executive Officer of the CSP Educational Foundation for the Boys and Girls Club of America from 1975 to 1985. Mr. Perlman earned his Juris Doctorate from the University of Miami School of Law in 1951. Mr. Perlman has been a director of the following reporting companies: Caesar's World; MGM Grand Hotels; and Regent Airlines.

George Lois. Mr. Lois has been Vice Chairman of our Board of Directors since July 2001. Mr. Lois has been in the advertising industry for many years. From 1979 to 1999, Mr. Lois was the director and founder of Lois USA, a full-service advertising agency with offices in New York, Chicago, Houston, and Los Angeles, serving these industries: automotive, business-to-business, consumer products and services, financial services, healthcare, high-tech, retail, telecommunications, and travel and hospitality. From 1968 to 1978, he was President and Creative Director of Lois Howard Callaway, and a Partner and Creative Director at Papert, Koenig Lois from 1960 to 1967. Mr. Lois is the youngest inductee into the Art Directors Hall of Fame, and provided marketing services to: Tommy Hilfliger, USA Today, ESPN, MTV and Lean Cuisine, to name a few. Mr. Lois is the author of books on advertising and the use of mass media. Mr. Lois has not been a director of any other reporting company.

Daniel Melnick. Mr. Melnick has been a member of our Board of Directors since July 2001. Mr. Melnick produced many top films and television programs, including L.A. Story, Air America, That's Entertainment, Altered States, Roxanne, Footloose and All That Jazz. Film projects he has worked on have garnered 84 Academy Award nominations, of which 26 received Academy Awards. Television projects he has worked on have been awarded Emmy Awards. Mr. Melnick was Head of Production as well as President of Columbia Pictures. Mr. Melnick formed the IndieProd Company and has been President of Daniel Melnick Productions since 1985. Prior to accepting a position with Columbia Pictures, Mr. Melnick was a Senior Vice President with Metro-Goldwyn-Mayer. From 1963 to 1971, Mr. Melnick was a partner in Talent Associates, and oversaw a variety of film, television and stage productions. He is a member of the Academy of Motion Pictures Arts and Science, the Producers Guild of America, and the National Academy of Television Arts and Science. Mr. Melnick earned a Bachelor's Degree in 1955 from New York University. Mr. Melnick has not been a director of any other reporting company.

Charles Stein. Mr. Stein has been our Chief Executive Officer a member of our Board of Directors since July 2001. From 1986, Mr. Stein has been a director and advisor to companies such as Watnex Mann U.K., Wards Foods, General Host, Goldfield Corp. and Envirocare. Mr. Stein was Chief Executive Officer of Hardwicke Companies Inc. from 1968 to 1985, a company which was the creator and partner in the "Tavern on the Green" restaurant in New York City. He served as Chief Executive Officer of the Kitchens of Sara Lee from 1963 to 1967. Mr. Stein also founded and operated the "Great Adventure Amusement Park" in New Jersey. From 1950 to 1963, Mr. Stein was a Senior Vice President for Kraft Foods. Mr. Stein attended the United States Naval Academy in 1948. He also Miami University in 1950 and attended New York University in 1951. Mr. Stein has not been a director of any other reporting company.

Kathy Whyte. Ms. Whyte has been our Secretary, Treasurer and a member of our Board of Directors since July 2001. Ms. Whyte has attended various educational institutions, in both England and Canada. She has also attended legal secretary courses at various institutions. From 1977 to 1996, Ms. Whyte worked as a legal secretary for the following companies: Pattinson & Brewer in England; Cowan, Lipson & Rumney in England; Tupper & Adams in Canada; Legal Freelance Centre in Canada; Ferguson Gifford in Canada; Jones McCloy Peterson in Canada; and Coglon Wizinsky Dadson & Co. in Canada. From 1998 to the present, Ms. Whyte has worked in the corporate administrative field for various companies.

There is no family relationship between any of our officers or directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Term of Office
Our directors are elected for one-year terms, to hold office until the next annual general meeting of the shareholders, or until removed from office in accordance with our Bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

Significant Employees

We have no significant employees other than the officers and directors described above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 1, 2001, the beneficial ownership of our common stock by each of our officers and directors, by each person known by us to beneficially own more than 5% of our common stock and by our officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 25,784,600 shares of common stock issued and outstanding on August 1, 2001. Moreover, the totals expressed below are stated post-split.

Title of         Name and Address                   Amount and Nature of
Class            of Beneficial Owner                Beneficial Owner           Percent of Class
-------------    -------------------------------    -----------------------   ------------------
Common Stock     William Iny, our former            5,721,435 Shares                22.2%
                 President and former Director

Common Stock     Six Forty-Nine Incorporated        12,892,300 Shares(2)            50.0%(2)

Common Stock     Maria Toczyska                     3,250,000 Shares(1)             12.6%

Common Stock     Clifford Perlman, Director         400,000 Shares(1)                1.6%

Common Stock     Stacey Lauridia, President and     2,000,000 Shares(1)              7.8%
                 a Director

Common Stock     Dr. Louis Scarrone, Chairman       3,250,000 Shares(1)             12.6%
                 of the Board of Directors

Common Stock     All directors and named                                            34.6%
                 executive officers as a
                 group

(1) These individuals/entities are shareholders of Six Forty-Nine Incorporated, the company from which we purchased the rights to the Thinka product. As part of the asset purchase, these individuals shall receive the number of shares listed when, and if, the shares are registered pursuant to an effective Registration Statement on SB-2. We contemplate filing such registration statement. All totals are expressed post-split.

Six Forty-Nine Incorporated currently owns 50% of our total issued and outstanding stock. However, as discussed in footnote (1) above, we anticipate that the shares issued to Six Forty-Nine Incorporated will be transferred to Six Forty-Nine Incorporated's shareholders pursuant to an effective Registration Statement. Until such shares are registered, Six Forty-Nine Incorporated will remain the owner of 50% of our issued and outstanding stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Our directors, officers and principals, greater than 5% security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 56.8% our outstanding shares of common stock. Certain principal security holders are our directors or executive officers. Such concentrated control of the company may adversely affect the price of our common stock. These security holders may also be able to exert significant influence, or even control, matters requiring approval by our security holders, including the election of directors. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

                            DESCRIPTION OF SECURITIES
General

The securities being offered are the shares of our common stock, par value $0.001 per share. Under our articles of incorporation, the total number of shares of all classes of stock that we are authorized to issue is 100,000,000 shares of common stock, par value $0.001 per share. As of August 1, 2001, a total of 25,784,600 shares of common stock were issued and outstanding. All issued and outstanding shares of our common stock are fully paid and non-assessable.

Common Stock

Holders of common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights in the election of directors. Holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and a vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our articles of incorporation.

Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefore. In the event of our liquidation, dissolution or winding up, all assets and funds remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Warrants. As of August 1, 2001, we had no warrants outstanding. However, we anticipate that we will assume the obligations of 649 Inc. with respect to its issued and outstanding warrants. 649 Inc. has 1,642,300 warrants issued and outstanding, each of which represents the right to purchase one share of 649 Inc.'s common stock for $0.75 per share if such warrant is exercised within two years of the date of issuance or at a purchase price of $1.00 if such warrant is exercised after two years but before the expiration of three years of the issuance date. All of the warrants in 649 Inc. expire by their own terms three years after the issuance date. Assuming that we enter into an assumption agreement with 649 Inc. whereby we will assume 649 Inc.'s obligations related to the warrants, the warrants will represent the right to purchase stock in the company pursuant to the same terms and condition specified above.

Options. As of August 1, 2001, we had no options outstanding. However, we anticipate adopting a stock option plan whereby we will initially issue a total of 1,760,000 options.

Stock Split. On or about July 19, 2001, we effectuated a forward stock split at a ratio of 3.814289941:1.


                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Michael A. Cane of Cane & Company, LLC, our independent counsel, has provided an opinion on the validity of our common stock.


       DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES
                                 ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                       ORGANIZATION WITHIN LAST FIVE YEARS

We are a Nevada corporation incorporated on September 14, 1999.

Our principal executive offices are located at 3110 East Sunset Road, Suite H1, Las Vegas, Nevada 89120. Our telephone number is (800) 297-4450.

                             DESCRIPTION OF BUSINESS


Our Background. We were incorporated in Nevada on September 14, 1999 as Encore Ventures, Inc. On or about August 9, 2001, we filed the necessary documents with the Secretary of State of Nevada to change our name to Thinka Weight-Loss Corporation. We also changed our symbol from "ECVI" to "TWLO".

Our Business. We were originally in the business of mineral exploration. However, we made the decision to change the direction of our business. In July 2001, we purchased all of the assets of Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), in exchange for 12,892,300 shares of our common stock. The assets included all right, title and interest in the Thinka product, a liquid, low carbohydrate, high protein weight loss product. On November 3, 2000, 649 Inc. had purchased the right, title and interest in the Thinka product from Dr. Louis Scarrone, the creator of the Thinka diet product. We are in the process of negotiating with United States food manufacturers for the production and distribution of Thinka products, which includes low-carbohydrate, high-protein meal replacement drinks. The Thinka products are meal replacement products which act as an appetite suppressant while providing proper nutritional support, thus assisting mild to moderately overweight adults to achieve weight loss goals.

On or about September 17, 2001, we entered into a Letter of Intent ("LOI") with One World Networks Integrated Technologies, Inc. ("One World") wherein we have agreed, subject to the conditions explained below, to purchase certain of One World's assets which shall include product lines and products known as "The Ultimate Lean Routine" and "The Carb Fighter" and all assets relating thereto (collectively, the "One World Assets") for a total purchase price of $2,750,000. However, the purchase of the One World Assets is contingent on the following conditions:

     o    The satisfactory completion of a due diligence investigation by us;
     o Approval of the purchase by our shareholders and our directors as well as approval by the shareholders and directors of One World;
     o    Preparation and execution of a comprehensive Asset Purchase Agreement;
     o Payment by us of $200,000 in cash to be held in escrow pending the Closing, such amount to be credited to the purchase price upon Closing;
     o    Payment by us of $1,300,000 at Closing;
     o Delivery by us of a secured Promissory Note(s), secured by the One World Assets, in the amount of $1,250,000 ($500,000 shall be due and payable within 10 days of the Closing and the remaining $750,000 shall be due and payable within 30 days of the Closing).

We have also agreed to enter into a Royalty Agreement whereby One World will be granted a royalty fee equal to 2% of the Adjusted Gross Revenue of all sales of the Carb Fighter product for a period of five (5) years. Adjusted Gross Revenue shall mean revenues actually collected from all sources related to the Carb Fighter sales, distribution or licensing, less sales taxes, shipping and handling expenses, returns, bad debts (or reasonably, mutually agreed upon allowance for same).

Finally, in the event that we decide not to consummate the transaction or otherwise fail to consummate the purchase of the One World Assets within 21 days of the execution of the LOI, including a one time reasonable adjournment, we have agreed with One World that One World shall be entitled, as its sole remedy, to a "break-up fee" in the amount of $250,000.

As of the date of this registration statement, we have deposited $200,000 with an escrow agent to be held in escrow as detailed above. However, there is not guarantee that the conditions specified above will be met. As detailed above, we are required to deliver significant funds to One World. As of the date of this registration statement, we do not have those funds nor do we have any commitments for those funds. There is no guarantee that we will be able to raise the necessary funds to meet our financial commitments to One World. However, assuming we are not able to consummate the purchase of the One World Assets, we still plan to move forward with the development of the Thinka product.

We plan to utilize both traditional and online marketing efforts to reach dieters pursuing either self-regulated or medically supervised diets. We hope to make our proposed products available at traditional stores, including retail outlets as well as through medical and clinical programs. We also intend to develop an Internet presence to both market and distribute our proposed products. Our proposed website is currently under development. We anticipate that our proposed website will include membership programs, electronic newsletters, and online retailers that will promote our proposed product. We hope to create a useful and educational weight loss information site.

We intend to position ourselves in the health and fitness industry through selected distribution sites, independent sales representatives, health and fitness magazines, on Internet links and search engines, and by regular mail and e-mail. All online and offline advertising and marketing will be coordinated internally. We will strive to offer our customers a quality weight management product as well as a website that integrates advanced transactional capabilities with easy access to health and nutrition information. By striving to offer quality products and an informative online weight management website, and by focusing on customer service, we believe that we will meet a broad spectrum of consumer needs while fostering customer loyalty.

We believe that the combination of an effective product, an informative website, and a commitment to customer satisfaction will advance our goal of making the Thinka diet product an appealing option for consumers and diet professionals seeking solutions for their weight management needs.

Products. We hope to offer consumers a safe and effective weight management option with our proposed diet drink, Thinka. The Thinka program consists of a meal replacement prepared drink, balanced to provide the optimal levels of carbohydrates, proteins, and fats. The Thinka product will consist of a low carbohydrate, high protein and high monounsaturated fat diet drink that will be sold in several flavors. We hope to provide mild to moderately overweight dieters an easy way to meet their weight or health goals. We believe that Dr. Scarrone has shown that the Thinka meal replacement drinks suppress appetite and promote weight loss through ketosis, a safe and natural process whereby the body burns fat rather than lean muscle during weight loss. We believe that we can provide a safe, effective, and easy to follow diet program meeting the needs of dieters, or consumers concerned about general health and fitness.

Our Industry. The weight loss market is attractive to us due to its growth and margin characteristics, which we believe are high relative to other consumer product categories. We believe that between one-third and one-half of United States men and women aged 20 years and older are overweight. We believe research has shown that Americans spend $30 to $50 billion a year trying to lose weight. We believe that obesity and associated health risks are on the rise, making the market for weight loss products and programs attractive.

Our Suppliers. We are currently negotiating to find a supplier for the Thinka products. The key factors in choosing a supplier will be:

     o the ability to respond rapidly and scale-up to increased demand for the Thinka product;
     o    a stringent quality assurance system; and
     o    an established distribution network for health/dietary products.

Our Channels of Distribution. We are currently negotiating for the production and distribution of the Thinka product to retail stores. For example, we are negotiating with Garden State Nutritionals, a company with a distribution network of 35,000 drug stores.

Our Business Strategy. Our goal is to make the Thinka program and its related products a leading weight loss and weight maintenance program. We believe that expanding our business beyond traditional distribution sites, to include medical and clinical partnerships and online product sales, will diversify our business and increase our brand presence in the health and fitness industry. In particular, we believe the Internet will provide us an excellent opportunity to create product awareness as well as foster a loyal customer base through user-friendly information programs such as membership programs and electronic newsletters. We will strive to use traditional marketing tools such as print and radio advertisements, direct mail, and celebrity endorsements to attract both consumer and media attention to the Thinka product. We also hope to develop medical partnerships with physicians and nutritionists to further our proposed products reputation through clinical research as well as provide effective, word-of-mouth promotion within the medical community. Formal and informal agreements will be sought with individual physicians and nutritionists, weight loss clinics and programs, and with other leaders in the field of weight management and obesity treatment and research. Through research, brand promotion through a variety of avenues, and a partnership with the science community, we hope to create both brand awareness and a solid reputation as a safe, effective way of attaining weight loss goals.

Using the Internet and traditional print media, we propose to offer a highly efficient solution that allows customers to learn about Thinka along with general health and fitness information in the convenience and privacy of their own homes. We will strive to educate and inform our potential customers. In addition, we believe that the privacy of the Internet enables consumers to feel more comfortable in purchasing personal products since the information can be obtained privately. These benefits, together with the convenience of being able to shop 24 hours per day, seven days per week, the ability to reorder products easily and the availability of a large product selection we believe makes the Internet an excellent distribution channel for these products.

Most of our major competitors in the weight-loss industry have created attractive, comprehensive Internet websites that markets their products and fosters an information community for dieters and weight loss professionals. Our online focus will be on differentiating our proposed products from other diet products on the market and in providing consumer education and awareness.

We believe that our target demographics will include mildly to medium overweight individuals; specifically, those individuals who are initiating a new diet for health reasons. We will strive to become the leading diet drink alternative for our target consumers by focusing on the following areas:

     o Creating a tasty, filling meal replacement product that is safe and effective. To meet this goal, our proposed products have been developed under the guidance of the medical community and are undergoing clinical testing for both consumer satisfaction and nutritional safety.

     o Making the Thinka plan both easy to follow and economical. The Thinka diet drink will be sold as a canned or bottled meal replacement drink and we hope to make our proposed products available to the public through retail outlets, online sales, and through medical and clinical programs. The cost of each beverage will be comparable to that of Slim-Fast products and other competitors.

     o We anticipate that the Thinka packaging, along with the informational website, will include information about good eating habits, increased activity, and methods for behavior change, thus, hopefully improving the efficacy of our proposed product and encouraging consumer satisfaction by fostering an educational and supportive weight loss information source.

     o We believe our Thinka product will gain the approval and endorsement of the medical community, something key competitors lack. As low carbohydrate diets have proven to be an effective and popular method of weight loss with consumers, Thinka, a high-protein, low carbohydrates, and high monounsaturated fat diet drink, was developed by Dr. Louis Scarrone. Thus, we hope the Thinka product will appeal to consumers looking to shed pounds and lead a healthier lifestyle.

o Offer a website with content and information which supports our proposed products. Our proposed website will support our proposed products with information, including an ingredient list. We also hope to provide information about other health and fitness issues on our website, and hyperlinks to well-known health-related websites.

Growth Strategy. Our growth strategy will primarily focus on maximizing the lifetime value of our customers by establishing ourselves as a "trusted provider" of a safe and effective diet drink and by creating long-term customer relationships through our website. We anticipate we will continue to pursue an aggressive marketing strategy, both through the Internet and traditional media.

We hope that we will be able to invest in research and development, thus leading to benefits for our customers in the form of the latest in medical weight loss knowledge. We intend to use technology to enhance our proposed products and service offerings and take advantage of the benefits of the Internet. We intend to continuously increase the automation and efficiency of our fulfillment and distribution activities. We hope to enhance our existing strategic relationships with product manufacturers, and content providers, as well as develop new strategic relationships.

We believe that our growth strategy will build customer loyalty, encourage repeat purchases, increase average order size and produce recurring revenues. In order to maximize the lifetime value of our customers, we believe that we must:

     o generate high levels of interest and awareness of the Thinka product to encourage consumers to purchase our proposed products at retail outlets, through medical or other weight loss professionals, and through our proposed website;
     o    continuously improve our online and offline efforts and service;
     o build customer trust in the Thinka diet drink by providing helpful product information to facilitate informed purchases;
     o    reward customer loyalty;
     o    take advantage of repeat purchasing patterns;
     o    maintain our technology focus and expertise;
     o    ensure quick and efficient distribution;
     o    enhance and form key relationships;
     o    acquire new customers;
     o    accelerate our marketing initiatives; and
     o    build strategic relationships.

Patents and Proprietary Rights. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names. Our success depends in part upon our ability to preserve our trade secrets and operate without infringing the proprietary rights of other parties. However, we rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. We anticipate that we will acquire our own Internet domain name. Under current domain name registration practices, no one else can obtain a domain name which is identical to our proposed domain name, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation.

Our Research and Development. We intend to conduct research and development activities, including a clinical investigation at St. Luke's Hospital, initial product and marketing strategy development, and creation of our website. As we hope to provide our customers with a diet product that both meets consumer preferences and reflects the latest in scientific research, we hope to be involved in both clinical and market research.

Advertising and marketing. We intend to implement an advertising and marketing campaign to increase awareness of the Thinka diet product and to acquire new customers through multiple channels, including traditional and online advertising, direct marketing and expansion and strengthening of our strategic relationships.

We believe that the use of multiple marketing channels reduces reliance on any one source of customers, maximizes brand awareness and promotes customer loyalty. To accomplish this, we have developed several strategies, which include:


     o Traditional and online advertising. We intend to pursue a traditional media-based advertising campaign that may include television, radio, print, outdoor and event-based advertising. We may purchase advertising in the health and nutrition magazines in which other meal replacement diet drink producers have successfully advertised. We intend to expand our activities to include targeted online advertising to promote both the Thinka brand name and specific merchandising opportunities. We also intend to purchase additional banner and other forms of online advertising to create online awareness, reach new consumers and convert current diet product users into our customers. We anticipate our online advertising will include targeted websites oriented to appropriate health and lifestyle groups, as well as broader campaigns on portals and mass audience websites.

     o Direct marketing. We hope to apply direct marketing techniques aimed at attracting and retaining customers. Direct mail programs will include e-mail offers to targeted audience segments, including special offers or promotions to current and prospective customers reached through the rental of mailing lists.

     o Consumer Articles. We hope to inspire awareness of the Thinka product by getting articles published on the Thinka diet product. Specifically, we believe that diet articles or interviews that highlight our proposed products in traditional women's or health and fitness magazines will be highly effective in creating consumer awareness with key demographic groups.


Competition. The diet and weight loss industry is highly competitive, with numerous options available to consumers. Diet products are available through a number of channels, including retail, catalog/mail order, direct selling and, more recently, online commerce. Each of these channels offers a varying degree of convenience, selection, quality, information, price and privacy. Our main competitors include Slim-Fast Foods, Atkins Nutritionals, and eDiets.com, all of which are diet plans that include meal replacement products.

Slim-Fast Foods is owned by Unilever Best Foods, which is based in Latin America. The Slim-Fast product line includes prepared shakes, drink powders, and snack bars which are sold through retailers in the United States and Europe. Unilever Best Foods purchased the Slim-Fast brand in 2000 for $2.4 billion. In 1999,Unilever had sales of approximately $10 billion and employed 38,000 people in 104 offices in the United States. Other major brands owned by Unilever include Lipton, Lawry's, and Ragu Pasta Sauces.

Atkins Nutritionals, Inc. sells a line of diet products and publications based on the research of Dr. Bob Atkins. Products include nutritional supplements, drink powders, diet shakes, bake mixes, prepared foods, and diet books written by Dr. Atkins. Atkins Nutritionals, Inc. had estimated revenues of $50 million in 2000. The Atkins diet emphasizes a low carbohydrate diet, which has garnered much criticism from the medical community, especially for the high level of saturated fats included in Atkins diet products.

eDiets.com was founded in 1996 and has its corporate headquarters in Deerfield Beach, Florida. It is the largest subscription based online diet, fitness, and counseling center with over 250,000 paid members in 2000. This online subscription service uses proprietary software to generate customized diet programs, which are based on individual members' personal goals, food preferences, and lifestyles. eDiets.com also publishes one of the most popular online newsletters, the bi-weekly eDiet News, which is delivered to approximately 4 million subscribers.

These competitors have established retail distribution networks, effective marketing, and websites that offer their users a sense of community and support. We hope to market Thinka through similar distribution outlets, including traditional retail, health specialty stores, and online. Through our contemplated research and development, we hope to distinguish the Thinka product from other over-the-counter meal replacement diet drinks by achieving the support of the medical community, thus earning the trust of the dieting public.

In addition, the online commerce market in which we anticipate we will operate is new, rapidly evolving and highly competitive. We believe the Internet plays an increasingly significant role in communication, information and commerce. International Data Corporation, an independent research company, estimates that the 97 million Internet users worldwide at the end of 1998 will grow to 320 million users by the end of 2002. The functionality of the Internet makes it an attractive commercial medium by providing features and information that have been unavailable in the past. International Data Corporation estimates that worldwide consumer online commerce will grow from approximately $11 billion in 1998 to approximately $94 billion by 2002. In addition, International Data Corporation estimates that, as the number of total Internet users grows, the number of online purchasers will grow at a compounded annual rate of 46% from 28 million in 1998 to 128 million in 2002. Baby boomers, which represent 49% of all Internet users, are an attractive demographic group for online merchandisers.

We expect competition in the diet product industry to intensify in the future. As obesity becomes a greater health concern to the public, we expect consumers to increasingly look to over-the-counter supplements to meet their weight loss goals. We also expect many other diet products, both new and established ones, to be marketed online. As Internet traffic increases we expect diet product companies to launch websites, which can now be done at a relatively low cost. We compete with a variety of companies, including other diet drinks, over-the-counter and prescription diet pills, weight loss clinics or programs such as Weight Watchers, and herbal supplements. Current and new competitors may be able to establish products at a relatively low cost and relatively quickly. Our competitors may operate in one or more distribution channels, including online commerce, retail stores, catalog operations or direct selling.

We compete directly with other companies and businesses that have developed and are in the process of developing a platform for retail and Internet-based purchases of diet products, which will be competitive with the Thinka product developed and offered by us. Many of these competitors have greater financial and other resources, and more experience in research and development, than us. There can be no assurance that other products, which are functionally equivalent or similar to our proposed products, are not marketed or will not be marketed.

Government Regulation of Our Proposed Products. Because the market for over-the-counter diet products is relatively new, there is little common law or regulatory guidance that clarifies the manner in which government regulation impacts sales, especially those made online. Governmental regulation may limit our sales or add significant additional costs to our business. The two principal federal agencies that regulate dietary supplements, including vitamins, nutritional supplements and minerals, are the Food and Drug Administration ("FDA") and the Federal Trade Commission ("FTC"). Among other matters, FDA regulations govern claims that assert the health or nutritional value of a product. Many FDA and FTC remedies and processes, including imposing civil penalties and commencing criminal prosecution, are available under federal statutes and regulations if product claims violate the law. Similar enforcement action may also result from noncompliance with other regulatory requirements, such as FDA labeling rules. The FDA also reviews some product claims that companies must submit for agency evaluation and may find them unacceptable. State, local and foreign authorities may also bring enforcement actions for violations of these laws. In addition, because we sell products outside the United States, our business is also subject to the risks associated with foreign legislation and regulations relating to exports.

Government Regulation of Mail and Telephone Order Merchandise. The FTC, which is the government agency that regulates interstate commerce and oversees consumer protection laws, has established the Mail or Telephone Order Merchandise Rule concerning the handling of mail order or telephone shipments, payment and refunds. The FTC requires mail order companies to ship merchandise by the date promised, or within 30 days of receiving payment if none is specified. If a company cannot meet that deadline, the FTC's Mail or Telephone Order Merchandise Rule requires the company to "offer to the buyer, clearly and conspicuously and without prior demand, an option either to consent to a delay in shipping or to cancel the buyer's order and receive a prompt refund." There must be a "reasonable basis" and a notice of delay provided where there is a change in the shipping date. A "reasonable basis" is found if the merchant has, at the time of making the representation, such information as would under the circumstances satisfy a reasonable and prudent businessperson, acting in good faith, that the representation is true.

Government Regulation of Online Commerce. Online commerce is new and rapidly changing, and federal and state regulations relating to the Internet and online commerce are relatively new and evolving. Due to the increasing popularity of the Internet, it is possible that laws and regulations may be enacted to address issues such as user privacy, pricing, content, copyrights, distribution, antitrust matters and the quality of products and services. The adoption of these laws or regulations could reduce the rate of growth of the Internet, which could potentially decrease the usage of our website and could otherwise harm our business. In addition, the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, libel, obscenity and personal privacy is uncertain. Most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues of the Internet. New laws applicable to the Internet may impose substantial burdens on companies conducting online commerce. In addition, the growth and development of online commerce may prompt calls for more stringent consumer protection laws in the United States and abroad.

Employees. Besides our executive officers, we have no employees. We anticipate entering into employment contracts with Stacey Lauridia, Clifford Perlman, Charles Stein and Kathy Whyte. We are not a party to any collective bargaining agreements.

Facilities. Our executive, administrative and operating offices are located at 3110 East Sunset Road, Suite H1, Las Vegas, Nevada 89120.


                                PLAN OF OPERATION


Summary Financial Information for Thinka Weight-Loss Corporation. The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form SB-2. We have prepared our financial statements contained in this Form SB-2 in accordance with generally accepted accounting principles in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form SB-2.

=============================== ========================== ======================== ========================
Income Statement                     April 30, 2000            April 30, 2001            July 31, 2001
                                                                  (Audited)               (Unaudited)
------------------------------- -------------------------- ------------------------ ------------------------

------------------------------- -------------------------- ------------------------ ------------------------
Revenue                                    $0                        $0                       $0
------------------------------- -------------------------- ------------------------ ------------------------
Net Income (Loss)                       ($34,600)                 ($46,569)                ($13,239)
------------------------------- -------------------------- ------------------------ ------------------------
Net Income (Loss) Per Share              ($0.01)                   ($0.01)                  ($0.01)
=============================== ========================== ======================== ========================


=============================== ========================== ======================== ========================
Balance Sheet                        April 30, 2000            April 30, 2001            July 31, 2001
                                                                  (Audited)               (Unaudited)
------------------------------- -------------------------- ------------------------ ------------------------

------------------------------- -------------------------- ------------------------ ------------------------
Total Assets                             $61,917                   $23,300                  $17,021
------------------------------- -------------------------- ------------------------ ------------------------
Total Liabilities                        $2,017                    $9,969                    $4,036
------------------------------- -------------------------- ------------------------ ------------------------
Shareholders' Equity                     $59,900                   $13,331                  $12,985
=============================== ========================== ======================== ========================


Liquidity and Capital Resources. We had cash of $4,128 at July 31, 2001, compared to cash of $23,300 at April 30, 2001, compared to cash of $61,917 at April 30, 2000. At July 31, 2001, our total assets were $17,021 and our total liabilities were $4,036. At April 30, 2000, our total assets were approximately $61,917 and our total liabilities were approximately $2,017 compared to $23,300 in total assets and $9,969 in total liabilities at April 30, 2001.

Results of Operations.

Revenue. We have no generated any revenue from our operations.

Operating Expenses. For the period from September 14, 1999 (inception) to April 30, 2000, we had operating expenses of $34,600 compared to $48,529 for the year ended April 30, 2001. For the three-month period ended July 31, 2001, we had operating expenses of $13,362. The increase in expenses was primarily due to an increase in professional fees and consulting fees and an increase in office administration and sundry items.

Summary Financial Information for Six Forty-Nine Incorporated. The summary financial information set forth below is derived from the more detailed audited financial statements appearing in the financial statements of 649 Inc. attached as an Exhibit to this Form SB-2. We have attached 649 Inc.'s audited financial statements because our proposed business activities shall derive from the assets purchased from 649 Inc. All information should be considered in conjunction with 649 Inc.'s financial statements and the notes contained therein.

============================== ======================= ========================
Income Statement                    June 30, 2000           June 30, 2001
------------------------------ ----------------------- ------------------------

------------------------------ ----------------------- ------------------------
Revenue                                  $0                      $0
------------------------------ ----------------------- ------------------------
Net Income (Loss)                      ($689)                ($254,367)
------------------------------ ----------------------- ------------------------
Net Income (Loss) Per Share              $0                    ($0.03)
============================== ======================= ========================


==================================== =========================
Balance Sheet                             June 30, 2001
------------------------------------ -------------------------

------------------------------------ -------------------------
Total Assets                                 $607,283
------------------------------------ -------------------------
Total Liabilities                            $30,939
------------------------------------ -------------------------
Shareholders' Equity                         $567,344
==================================== =========================

Liquidity and Capital Resources. 649 Inc. had cash resources of $538,009 at June 30, 2001. At June 30, 2001, 649 Inc.'s total assets were $607,283 and its total liabilities were $30,939. At June 30, 2001, 649 Inc.'s current assets exceeded current liabilities by $576,344.

Our Plan of Operation for the Next Twelve Months. Our plan of operation is materially dependent on our ability to raise capital to bring the Thinka product to the public. We intend to enter into an agreement with a U.S. food manufacturer for the production and distribution of our proposed products. We plan on focusing our efforts in the following areas:

     o clinical investigation of the proposed product at St. Luke's Hospital, an affiliate of Columbia University, under the guidance of Dr. Theodore VanItallie;
     o initial product and marketing strategy development, including investigating strategic relationships with healthcare product manufacturers and distributors;
     o establishing office facilities and hiring sales, administrative and support staff to support and sustain prolonged growth.

If we are able to initiate operations and generate revenues, we anticipate that those revenues will be used to market our proposed products and provide us with working capital and pay our legal and accounting fees for the next twelve months. If we generate those revenues, then we expect that our expenses for the next twelve months will be approximately $17,803,817. If we are unable to generate revenues, then we anticipate that our expenses for the next twelve months will be limited to the day-to-day expenditures necessary to conduct business such as administrative expenses.

In the opinion of management, available funds will satisfy our working capital requirements through at least the end of 2001. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to develop and conduct our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. There can be no assurance that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.

Our ability to raise additional capital in the next twelve months through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders. The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.

We are not currently conducting any research and development activities. We do anticipate conducting such activities in the next twelve months. We do not anticipate that we will purchase or sell any significant equipment in the next six to twelve months unless we generate significant revenues.

We do anticipate that we will hire employees in the next six to twelve months. We believe our future success depends in large part upon the continued service of our key personnel.

                             DESCRIPTION OF PROPERTY

Property held by Us. As of the date specified in the following table, we held the following property:

 ================== ================== ==================== ===================
 Property             April 30, 2001      April 30, 2000       June 30, 2001
                                             (Audited)          (Unaudited)
 ------------------ ------------------ -------------------- -------------------
 Cash                     $23,300             $61,917              $4,128
 ================== ================== ==================== ===================

Facilities. Our executive, administrative and operating offices are located at 3110 East Sunset Road, Suite H1, Las Vegas, Nevada 89120.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than set forth in this section below, none of the following parties has, since our date of incorporation, any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

     o    Any of our directors or officers;
     o    Any person proposed as a nominee for election as a director;
     o Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
     o    Any of our promoters;
     o Any relative or spouse of any of the foregoing persons who has the same house as such person.

We had entered into a Management Services Agreement with Mr. William Iny, our former president and a former member of our Board of Directors, whereby Mr. Iny provided management services to us in consideration for the payment of a management fee of $750 per month. However, pursuant to the Asset Purchase Agreement with 649 Inc., Mr. Iny agreed to terminate the Management Services Agreement. We have no further obligation to Mr. Iny under that contract.

Pursuant to an Asset Purchase Agreement, we purchased all the assets of Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), in exchange for 12,892,300 shares of our common stock. At the time we purchased all the assets of 649 Inc.:

     o Stacey Lauridia, our President, was the President and a shareholder of 649 Inc.;
     o Dr. Louis Scarrone, Chairman of our Board of Directors, was the Secretary, Treasurer, a member of the Board of Directors and a shareholder of 649 Inc.; and
     o Kathy Whyte, our Secretary, Treasurer and a member of our Board of Directors, was an officer and member of the Board of Directors of 649 Inc.
     o Clifford Perlman, a member of our Board of Directors was a shareholder of 649 Inc.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Limited Public Market for Common Stock

There is presently only a limited public market for our common stock. We have applied for and obtained a listing of our common stock on the NASD over the counter bulletin board. However, we can provide investors with no assurance that our shares will continue to be listed on the bulletin board. We also cannot guarantee that a public market for our common stock will materialize.

Holders of Our Common Stock

As of the date of this registration statement, we have 35 registered shareholders.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

         (1) we would not be able to pay our debts as they become due in the usual course of business; or

         (2) our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

                             EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Compensation of Directors. Our Directors will receive the compensation specified in the following chart for their service on our Board of Directors.

=================================== =========== ========================
Name and Principal Position            Year             Annual
                                                      Salary ($)
----------------------------------- ----------- ------------------------
Stacey Lauridia, Director              2001             60,000
----------------------------------- ----------- ------------------------
Louis Scarrone, Director               2001             60,000
----------------------------------- ----------- ------------------------
Clifford Perlman, Director             2001             60,000
----------------------------------- ----------- ------------------------
Charles Stein, Director                2001             60,000
----------------------------------- ----------- ------------------------
George Lois, Director                  2001             60,000
----------------------------------- ----------- ------------------------
Kathy Whyte, Director                  2001             60,000
----------------------------------- ----------- ------------------------
Daniel Melnick, Director               2001             60,000
=================================== =========== ========================

Employment Contracts. We anticipate entering into employment contracts with Stacey Lauridia, Clifford Perlman. Charles Stein and Kathy Whyte.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

                          INDEX TO FINANCIAL STATEMENTS

1. Report of Independent Accountants

2. Audited Financial Statements:

         a. Balance Sheet as of April 30, 2001

         b. Statement of Loss and Deficit for the period ending April 30, 2001

         c. Statement of Stockholders Equity for the period ending April
            30, 2001

         d. Statement of Cash Flows for the period ending April 30, 2001

         e. Notes to Audited Financial Statements

3. Un-audited Interim Financial Statements as of July 31, 2001:

         a. Balance Sheet

         b. Statement of Loss and Deficit

         c. Statement of Cash Flows

         d. Statement of Stockholders Equity

         e. Notes to Financial Statements

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 and an amendment thereto under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and amendment thereto and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement and amendment and exhibits thereto and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

         (1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
         (2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
         (3) a transaction from which the director derived an improper personal profit; and
         (4)      willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

         (1)      such indemnification is expressly required to be made by law;
         (2)      the proceeding was authorized by our Board of Directors;
         (3) such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
         (4) such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee*                   $248
Federal Taxes                                                          $NIL
State Taxes and Fees                                                   $ NIL
Transfer Agent Fees                                                    $1,000
Accounting fees and expenses                                           $5,000
Legal fees and expenses                                                $20,000
Blue Sky fees and expenses                                             $2,000
Miscellaneous                                                          $ NIL
                                                                       ---------
Total                                                                  $28,248
                                                                       ========
--------------------------------------------------------------------------------
* All amounts are estimates other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We completed the issuance of 1,500,000 shares of our common stock pursuant to
Section 4(2) of the Securities Act of 1933 on December 21, 1999. We received proceeds of $1,500 from the offering. No commissions or fees were paid in connection with the offering. All shares were issued to a private company controlled by Mr. William Iny, our former president and a former member of our Board of Directors, at a price of $0.001 per share. The 1,500,000 shares of common stock are "restricted" shares, as defined in the Securities Act.

We completed a private placement of 1,500,000 shares of our common stock pursuant to Regulation S of the 1933 Act on January 19, 2000. All shares were issued at a price of $0.001 per share. We received proceeds of $15,000 from the offering. Each purchaser represented to us that the purchaser was a "Non-U.S. Person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

We completed a private placement of 280,000 shares of our common stock pursuant to Regulation S of the 1933 Act on February 16, 2000. All shares were issued at a price of $0.10 per share. We received proceeds of $28,000 from the offering. Each purchaser represented to us that the purchaser was a "Non-U.S. Person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

We completed a private placement of 100,000 shares of our common stock pursuant to Regulation S of the 1933 Act on April 28, 2000. All shares were issued at a price of $0.50 per share. We received proceeds of $50,000 from the offering. Each purchaser represented to us that the purchaser was a "Non-U.S. Person" as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented their intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificates issued in accordance with Regulation S. All purchasers were given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. The selling shareholders named in this prospectus include all of the purchasers who purchased shares pursuant to this Regulation S offering.

Stock Split. As discussed above, on or about July 19, 2001, we effectuated a forward stock split at a ratio of 3.814289941:1. All of the stock totals expressed above within this Item 26 are expressed pre-stock split.

In July 2001, following the stock split, we purchased all of the assets of Six Forty-Nine Incorporated, a Nevada corporation ("649 Inc."), in exchange for 12,892,300 shares of our common stock. The shares issued to 649 Inc. were issued in reliance on that exemption from the registration and prospectus delivery requirements of the Securities Act specified by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D. The assets purchased by us from 649 Inc. had an estimated value of $12,893.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER                              DESCRIPTION
--------                            -----------

3.1      Articles of Incorporation*
3.2      By-Laws*
4.1      Share Certificate*
5.1      Opinion of Cane & Company, LLC, with consent to use*
10.1     Asset Purchase Agreement between Us and Six Forty-Nine Incorporated**
23.1     Consent of Morgan & Company


* Filed as an exhibit with our original Form SB-2
** Filed as an attachment to our Form 8-K filed on July 31, 2001



ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

       (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (1) include any prospectus required by Section 10(a)(3) of the
                      Securities Act of 1933;

                  (2) reflect in the prospectus any facts or events arising
                      after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

                  (3) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

       (B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (C) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Exchange Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of New York, on September 28, 2001.


                                                 THINKA WEIGHT-LOSS CORPORATION

                                                 By: /s/Stacey Lauridia
                                                 --------------------------
                                                 Stacey Lauridia, President


                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes Stacey Lauridia with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


THINKA WEIGHT-LOSS CORPORATION


/s/Stacey Lauridia
--------------------------------------                  September 28, 2001
Stacey Lauridia
President and Director

/s/Dr. Louis Scarrone
--------------------------------------                  September 28, 2001
Dr. Louis Scarrone
Chairman of the Board of Directors

 /s/Clifford Perlman
--------------------------------------                  September 28, 2001
Clifford Perlman
Director

/s/George Lois
--------------------------------------                  September 28, 2001
George Lois
Director

/s/Daniel Melnick
--------------------------------------                  September 28, 2001
Daniel Melnick
Director

/s/Charles Stein
-------------------------------------                   September 28, 2001
Charles Stein
Chief Executive Officer and Director

/s/Kathy Whyte
-------------------------------------                   September 28, 2001
Kathy Whyte
Secretary, Treasurer and Director

                            ENCORE VENTURES, INC.
                          (A Development Stage Company)


                              FINANCIAL STATEMENTS


                                  JULY 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)

                              ENCORE VENTURES, INC.
                          (A Development Stage Company)

                       BALANCE SHEETS (RESTATED - NOTE 4)
                                   (Unaudited)
                            (Stated in U.S. Dollars)


--------------------------------------------------------------------       --------------- --------------
                                                                               JULY 31         APRIL 30
                                                                                 2001            2001
---------------------------------------------------------------------      --------------- --------------

ASSETS

Current
     Cash                                                                   $       4,128   $    23,300

Intangible Assets                                                                  12,893             -
                                                                           --------------- -------------
                                                                            $      17,021   $    23,300
=====================================================================      =============== =============

LIABILITIES

Current
     Accounts payable and accrued liabilities                               $       4,036   $     9,969
                                                                           --------------- -------------

SHAREHOLDERS' EQUITY

Share Capital
     Authorized:
         100,000,000 Common shares, par value $0.001 per share

     Issued and outstanding:
           25,784,600 Common shares at July 31, 2001
           12,892,300 Common shares at April 30, 2001                             16,273         3,380

     Additional paid-in capital                                                   91,120        91,120

Deficit Accumulated During The Development Stage                                 (94,408)      (81,169)
                                                                          --------------- -------------
                                                                                  12,985        13,331
                                                                          --------------- -------------

                                                                           $      17,021   $    23,300
=====================================================================     =============== =============

                              ENCORE VENTURES, INC.
                          (A Development Stage Company)

               STATEMENTS OF LOSS AND DEFICIT (RESTATED - NOTE 4)
                                   (Unaudited)
                            (Stated in U.S. Dollars)

------------------------------------------------------- -------------------- ------------------- ------------------
                                                               THREE               THREE             INCEPTION
                                                              MONTHS               MONTHS           SEPTEMBER 14
                                                               ENDED               ENDED              1999 TO
                                                              JULY 31             JULY 31             JULY 31
                                                               2001                 2000                2001
------------------------------------------------------- -------------------- ------------------- ------------------
Expenses
     Consulting fees                                     $            5,000   $               -   $          6,000
     Mineral property option payments                                     -                   -             25,666
     Office administration and sundry                                 5,032               1,604             19,147
     Professional fees                                                3,305              11,662             44,263
     Stock transfer services                                             25                 660              1,415
                                                        -------------------- ------------------- ------------------
                                                                     13,362              13,926             96,491

Income
     Interest                                                          (123)                  -             (2,083)
                                                        -------------------- ------------------- ------------------
Net Loss For The Period                                              13,239              13,926   $         94,408
                                                        -------------------- ------------------- ------------------

Deficit Accumulated During The
  Development Stage, Beginning Of Period, as
  previously reported                                                81,169               9,600

Prior Period Adjustment (Note 4)                                          -              25,000
                                                        -------------------- -------------------

Deficit Accumulated During The
  Development Stage, Beginning Of Period, as restated
                                                                     81,169              34,600
                                                        -------------------- -------------------

Deficit Accumulated During The
  Development Stage, End Of Period                       $           94,408   $          48,526
======================================================= ==================== ===================


Net Loss Per Share                                       $            (0.01)  $           (0.01)
======================================================= ==================== ===================


Weighted Average Number Of Shares
Outstanding                                                      13,032,434          12,892,300
======================================================= ==================== ===================

                              ENCORE VENTURES, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                            (Stated in U.S. Dollars)


--------------------------------------------------------------- ----------------- ---------------- -------------------
                                                                     THREE             THREE           INCEPTION
                                                                     MONTHS           MONTHS          SEPTEMBER 14
                                                                     ENDED             ENDED            1999 TO
                                                                    JULY 31           JULY 31           JULY 31
                                                                      2001             2000               2001
--------------------------------------------------------------- ----------------- ---------------- -------------------

Cash Flows From Operating Activity
     Net loss for the period                                     $       (13,239)  $      (13,926)  $         (94,408)

Adjustments To Reconcile Net Loss To Net Cash Used By
  Operating Activity
     Change in accounts payable                                           (5,933)            (517)              4,036
                                                                ----------------- ---------------- -------------------
                                                                         (19,172)         (14,443)            (90,372)
                                                                ----------------- ---------------- -------------------
Cash Flows From Financing Activity
     Share capital issued                                                      -                -              94,500
                                                                ----------------- ---------------- -------------------

Increase (Decrease) In Cash                                              (19,172)         (14,443)              4,128

Cash, Beginning Of Period                                                 23,300           61,917                   -
                                                                ----------------- ---------------- -------------------
Cash, End Of Period                                              $        4,128    $       47,474   $           4,128
=============================================================== ================= ================ ===================


SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

During the period ended July 31, 2001, the Company acquired intangible assets from Six Forty-Nine Incorporated by issuing 12,892,300 common shares at the fair value of $12,893.

                              ENCORE VENTURES, INC.
                          (A Development Stage Company)

             STATEMENTS OF STOCKHOLDERS' EQUITY (RESTATED - NOTE 4)

                                  JULY 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)



                                                    COMMON STOCK                        DEFICIT
                                   -----------------------------------------------    ACCUMULATED
                                                                     ADDITIONAL       DURING THE
                                                                      PAID-IN         DEVELOPMENT
                                       SHARES          AMOUNT         CAPITAL            STAGE             TOTAL
                                   ---------------- ------------- ---------------- ------------------ ----------------
Shares issued for cash
  at $0.001                              1,500,000   $     1,500   $            -   $              -   $        1,500

Shares issued for cash
  at $0.01                               1,500,000         1,500           13,500                  -           15,000

Shares issued for cash
  at $0.10                                 280,000           280           27,720                  -           28,000

Shares issued for cash
  at $0.50                                 100,000           100           49,900                  -           50,000

Net loss for the period                          -             -                -            (34,600)         (34,600)
  as restated (Note 4)
                                   ---------------- ------------- ---------------- ------------------ ----------------

Balance, April 30, 2000                  3,380,000         3,380           91,120            (34,600)          59,900

Net loss for the year                            -             -                -            (46,569)         (46,569)
                                   ---------------- ------------- ---------------- ------------------ ----------------

Balance, April 30, 2001                  3,380,000         3,380           91,120            (81,169)          13,331

Stock split 3.8143:1                     9,512,300             -                -                  -                -

Shares issued for
  acquisition of intangible
  assets at $0.001                      12,892,300        12,893                -                  -           12,893

Net loss for the period                          -             -                -            (13,239)         (13,239)
                                   ---------------- ------------- ---------------- ------------------ ----------------

Balance, July 31, 2001                  25,784,600   $    16,273   $       91,120   $        (94,408)  $       12,985
                                   ================ ============= ================ ================== ================

                              ENCORE VENTURES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)


BASIS OF PRESENTATION

The unaudited financial statements as of July 31, 2001 included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States generally accepted principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the April 30, 2001 audited financial statements and notes thereto.


1.   NATURE OF OPERATIONS

     a)  Organization

         The Company was incorporated in the State of Nevada, U.S.A., on September 14, 1999. Effective July 11, 2001, all the outstanding common shares were split on a 3.8143 for 1 basis which increased the number of outstanding shares from 3,380,000 to 12,892,300.

     b)  Going Concern

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern.

         As shown in the accompanying financial statements, the Company has incurred a net loss of $94,408 for the period from September 14, 1999 (inception) to July 31, 2001, and has no sales. The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. Management has plans to seek additional capital through a private placement and public offering of its common stock. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


2.   SIGNIFICANT ACCOUNTING POLICIES

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement.

                              ENCORE VENTURES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)



2.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     The financial statements have, in management's opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

     a)  Intangible Assets

         Intangible assets represent the purchase of all the rights, title, and interest in and to the proprietary formula for a weight loss system. The Company will amortize the intangible assets on a straight line basis over three years.

     b)  Mineral Property Option Payments and Exploration Costs

         The Company expenses all costs related to the maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects, therefore, all costs are being expensed.

     c)  Loss Per Share

         Loss per share is calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share is not shown as the effect is anti-dilutive.


3.   COMMITMENTS

     a) The Company has entered into an agreement with its former president to provide management services for a one year term at $750 per month, expiring December 31, 2001. Effective July 30, 2001, this agreement has been terminated.

     b) Pursuant to an option agreement, the Company was to acquire a 90% interest in a mineral claim block located in the Watson Lake Mining District, Yukon Territories, Canada, for consideration consisting of staged cash payments ($25,000 paid) and exploration expenditures by December 31, 2002.

         The option agreement was terminated on July 16, 2001 with the agreement of both parties. The Company is no longer pursuing mineral exploration activities and has focused on developing new business opportunities.

                              ENCORE VENTURES, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                  JULY 31, 2001
                                   (Unaudited)
                            (Stated in U.S. Dollars)



4.   PRIOR PERIOD ADJUSTMENT

     During the year ended April 30, 2001, the Company adjusted its accounting for mineral property option payments which had previously been capitalized. The adjustment was made in order to reflect the initial expensing of all costs related to the maintenance and exploration of mineral property interests where commercial feasibility has not been established. The adjustment results in a decrease in mineral property interest of $25,000 at April 30, 2000, an increase in loss for the period ended April 30, 2000 of $25,000, and an increase in deficit at April 30, 2000 of $25,000. Loss per share for the year ended April 30, 2000 was unchanged.

5.   SUBSEQUENT EVENT

     Subsequent to July 31, 2001, the Company has changed its name to Thinka Weight-Loss Corporation.

                           SIX FORTY-NINE INCORPORATED
                          (A Development Stage Company)

                              FINANCIAL STATEMENTS

                       YEARS ENDED JUNE 30, 2001 and 2000
                             AND FOR THE PERIOD FROM
                   JUNE 29, 1999 (INCEPTION) TO JUNE 30, 2001






                                    CONTENTS

                                                                        Page
                                                                        ----
Independent Auditors' Report                                              1

Financial Statements:
  Balance Sheet                                                           2
  Statements of Operations                                                3
  Statement of Stockholders' Equity                                       4
  Statements of Cash Flows                                                5
  Notes to Financial Statements                                         6-13

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
Six Forty-Nine Incorporated
Las Vegas, Nevada



We have audited the accompanying balance sheet of Six Forty-Nine Incorporated (A Development Stage Company) as of June 30, 2001 and the related statements of operations, stockholders' equity and cash flows for each of the two years in the period ended June 30, 2001 and for the period from June 29, 1999 (inception) to June 30, 2001. These financials statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Six Forty-Nine Incorporated as of June 30, 2001 and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2001 and for the period from June 29, 1999 (inception) to June 30, 2001 in conformity with auditing standards generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note
1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
August 21, 2001

                           SIX FORTY-NINE INCORPORATED
                          (a Development Stage Company)

                          BALANCE SHEET - JUNE 30, 2001

                                     ASSETS



Current assets:
     Cash                                                                       $         538,009
     Other current assets                                                                  59,612
                                                                               -------------------


         Total current assets                                                             597,621

Equipment, net                                                                              3,162

Intangible asset                                                                            6,500
                                                                               -------------------


                                                                                $         607,283
                                                                               ===================


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities -
     Accounts payable and accrued liabilities                                   $          30,939
                                                                               -------------------

Stockholders' equity:
     Common stock, $0.001 par value, 200,000,000 shares authorized,
         12,892,300 issued and outstanding                                                 12,892
     Additional paid-in capital                                                           819,508
     Deficit accumulated during development stage                                        (256,056)
                                                                               -------------------

         Total stockholders' equity                                                       576,344
                                                                               -------------------

                                                                                $         607,283
                                                                               ===================






See accompanying independent auditors' report and notes to financial statements.

                           SIX FORTY-NINE INCORPORATED
                          (a Development Stage Company)

                            STATEMENTS OF OPERATIONS


                                                                                                         For the
                                                                                                       period from
                                                                      For the year ended              June 29, 1999
                                                           ---------------------------------------   (inception) to
                                                             June 30, 2001        June 30, 2000       June 30, 2001
                                                           -------------------  ------------------  ------------------
Revenues                                                    $               -    $              -    $              -

Selling, general and administrative expenses                          254,367                 689             256,056
                                                           -------------------  ------------------  ------------------

Loss before provision for income taxes                               (254,367)               (689)           (256,056)

Provision for income taxes                                                  -                   -                   -
                                                           -------------------  ------------------  ------------------


Net loss                                                    $        (254,367)   $           (689)   $       (256,056)
                                                           ===================  ==================  ==================


Net loss available to common stockholders per common share - basic and dilutive:

     Loss per common share                                  $           (0.03)          **
                                                           ===================  ==================

     Weighted average common shares outstanding -
         basic and dilutive                                         8,761,654           3,500,000
                                                           ===================  ==================





** Loss per common share is less then $0.01.






See accompanying independent auditors' report and notes to financial statements.

                           SIX FORTY-NINE INCORPORATED
                          (a Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                                Deficit
                                                                                              accumulated
                                                   Common stock              Additional         during            Total
                                          --------------------------------     paid-in        development      stockholders'
                                              Shares           Amount         capital           stage             equity
                                          ---------------  ---------------  --------------  ---------------  ---------------
Balance at June 29, 1999
     date of incorporation                             -    $           -    $          -    $           -    $           -

Sale of common stock at $0.001
     per share (June 1999)                     3,500,000            3,500               -                -            3,500

Net loss                                               -                -               -           (1,000)          (1,000)
                                          ---------------  ---------------  --------------  ---------------  ---------------

Balance at June 30, 1999                       3,500,000            3,500               -           (1,000)           2,500

Net loss                                               -                -               -             (689)            (689)
                                          ---------------  ---------------  --------------  ---------------  ---------------

Balance at June 30, 2000                       3,500,000            3,500               -           (1,689)           1,811

Acquisition of intangible
     asset at ($0.001) per share
     (November 2000)                           6,500,000            6,500               -                -            6,500

Issuance of stock in exchange
     for services rendered at $0.001
     per share (November 2000)                 1,250,000            1,250               -                -            1,250

Sale of common stock at $0.50
     per share (January 2001)                     50,000               50          24,950                -           25,000

Sale of common stock at $0.50
     per share (March 2001)                    1,592,300            1,592         794,558                -          796,150

Net loss                                               -                -               -         (254,367)        (254,367)
                                          ---------------  ---------------  --------------  ---------------  ---------------

Balance at June 30, 2001                      12,892,300    $      12,892    $    819,508    $    (256,056)   $     576,344
                                          ===============  ===============  ==============  ===============  ===============




See accompanying independent auditors' report and notes to financial statements.

                           SIX FORTY-NINE INCORPORATED
                          (a Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                                                                   For the
                                                                                                                 period from
                                                                                  For the year ended            June 30, 1999
                                                                         ------------------------------------   (inception) to
                                                                          June 30, 2001       June 30, 2000     June 30, 2001
                                                                         -----------------   ----------------  -----------------
Cash flows provided by (used for) operating activities:
     Net loss                                                             $      (254,367)    $         (689)   $      (256,056)

     Adjustments to reconcile net loss to net cash
        provided by (used for) operating activities:
        Depreciation and amortization                                                 288                  -                288
        Non-cash consulting services rendered                                       1,250                  -              1,250

     Changes in assets and liabilities:
        (Increase) decrease in assets -
           Other current assets                                                   (59,612)                 -            (59,612)
        Increase (decrease) in liabilities -
           Accounts payable and accrued liabilities                                30,754                185             30,939
                                                                         -----------------   ----------------  -----------------

              Total adjustments                                                   (27,320)               185            (27,135)
                                                                         -----------------   ----------------  -----------------

                 Net cash provided by (used for) operating activities            (281,687)              (504)          (283,191)

Cash flows used for investing activities:
     Purchases of property and equipment                                           (3,450)                 -             (3,450)

                                                                         -----------------   ----------------  -----------------
                 Net cash used for investing activities                            (3,450)                 -             (3,450)

Cash flows provided by financing activities -
     Proceeds from issuance of common stock                                       821,150                  -            824,650
                                                                         -----------------   ----------------  -----------------

                 Net cash provided by financing activities                        821,150                  -            824,650
                                                                         -----------------   ----------------  -----------------

Net increase (decrease) in cash                                                   536,013               (504)           538,009
Cash, beginning of period                                                           1,996              2,500                  -
                                                                         -----------------   ----------------  -----------------

Cash, end of period                                                       $       538,009     $        1,996    $       538,009
                                                                         =================   ================  =================

Supplemental disclosure of cash flow information:
     Income taxes paid                                                    $             -     $            -    $             -
                                                                         =================   ================  =================
     Interest paid                                                        $             -     $            -    $             -
                                                                         =================   ================  =================

Supplemental disclosure of non-cash investing and financing activities:

     Stock issued for services rendered                                   $         1,250     $            -    $         1,250
                                                                         =================   ================  =================
     Stock issued for intangible asset                                    $         6,500     $            -    $         6,500
                                                                         =================   ================  =================





See accompanying independent auditors' report and notes to financial statements.

                           SIX FORTY-NINE INCORPORATED
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                       YEARS ENDED JUNE 30, 2001 AND 2000
                             AND FOR THE PERIOD FROM
                   JUNE 29, 1999 (INCEPTION) TO JUNE 30, 2001



(1)      Summary Of Significant Accounting Policies:

         Nature of Business:

                  Six Forty-Nine Incorporated (the "Company") is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Nevada on June 29, 1999. The Company has developed a weight loss product that acts as an appetite reducing agent while providing proper nutritional requirements. Management's intension is to market the product to the mild to moderately overweight individual.

         Basis of Presentation:

                  The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

                  Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

                  Management intends to continue to raise additional financing through joint venturing of projects, exchange of asset, debt financing, equity financing or other means and interests which it deems necessary with a view to moving forward and sustain a prolonged growth in its strategy phases.

         Use of Estimates:

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Significant estimates made by the Company's management include but are not limited to recoverability of property and equipment and proprietary products through future operating profits. Actual results could materially differ from those estimates.

         Comprehensive Income:

                  SFAS No. 130, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of June 30, 2001 and for the period from inception to June 30, 2001, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the consolidated financial statements.

                           SIX FORTY-NINE INCORPORATED
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       YEARS ENDED JUNE 30, 2001 AND 2000
                             AND FOR THE PERIOD FROM
                   JUNE 29, 1999 (INCEPTION) TO JUNE 30, 2001

(1)      Summary Of Significant Accounting Policies, Continued:

         Concentration of Credit Risk:

                  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash. The Company places its cash with high quality financial institutions. The Company maintains, at times, cash balances at certain financial institutions in excess of amounts insured by Federal agencies. At June 30, 2001, the Company had $349,657 in excess of federally insured limits.

         Cash and Cash Equivalents:

                  For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

         Equipment:

                  Equipment is stated at cost, less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which is five years. Maintenance and repairs are expensed as incurred. Major betterments and renewals are capitalized. Gains or losses are recognized upon sale or disposition of the assets.

         Long-Lived Assets:

                  In accordance with SFAS 121 "Accounting For The Impairment of Long-Lived Assets and For Long-Lived Assets to Be Disposed Of," long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of the asset less cost to sell.

         Intangible Assets:

                  The Company continually monitors its intangible assets to determine whether any impairment has occurred. In making such determination with respect to these assets, the Company evaluates the performance on an undiscounted cash flow basis, of the intangible assets or group of assets, which gave rise to an assets carrying amount. Should impairment be identified, a loss would be reported to the extent that the carrying value of the related intangible asset exceeds the fair value of that intangible asset using the discounted cash flow method. The Company is not amortizing intangible assets until operations begin and revenues are earned.

         Basic and Diluted Loss Per Share:

                  In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At June 30, 2001, the Company has 1,642,300 of common stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

         Income Taxes:

                  The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

         New Accounting Pronouncements:

                  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter of the fiscal year beginning after December 15, 1999. In the fourth quarter of June 30, 2001, the Company implemented SAB 101, which had no material impact on its financial position and results of operations.

         New Accounting Pronouncements, Continued:

                  In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("Interpretation 44"), "Accounting for Certain Transactions Involving Stock Compensation." Interpretation 44 provides criteria for the recognition of compensation expense in certain stock-based compensation arrangements that are accounted for under APB Opinion No. 25, Accounting for Stock-Based Compensation. Interpretation 44 was effective July 1, 2000, with certain provisions that are effective retroactively back to December 15, 1998 and January 12, 2000. The adoption of this statement did not have a material impact on the Company's financial position, results of operations or liquidity.

                  In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and amendments to FASB Statements No. 63, 89, and 121." The Company does not expect the adoption of SFAS No. 138 to have a material impact, if any, on its financial position or results of operations.

                  In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is not applicable to the Company.

                  In January 2001, the FASB Emerging Issues Task Force issued EITF 00-27 effective for convertible debt instruments issued after November 16, 2000. This pronouncement requires the use of the intrinsic value method for recognition of the detachable and imbedded equity features included with indebtedness, and requires amortization of the amount associated with the convertibility feature over the life of the debt instrument rather than the period for which the instrument first became convertible. This EITF 00-27 could impact future financial statements, should the Company enter into such agreements.

                  In July 2001, the FASB issued SFAS No. 141 "Business Combinations". SFAS No. 141 supersedes Accounting Principals Boards ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase; therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations since the Company has not participated in such activities covered under this pronouncement.

         New Accounting Pronouncements, Continued:

                  In July 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangibles". SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001 for any intangibles acquired in a business combination initiated after June 30, 2001. The Company does not expect the adoption to have a material impact on the Company's financial position or results of operations.


(2)      Equipment:

         A summary of equipment is as follows:

                Office equipment                             $         3,450
                Less: accumulated depreciation                          (288)
                                                             ----------------

                                                             $         3,162


(3)      Stockholders' Equity:

         Common Stock:

         In November 2000, the Company acquired a proprietary formula by the issuance of 6,500,000 shares of its common stock. The unrelated party who contributed the property became a majority stockholder of the Company from this transaction. Since the unrelated party became the majority stockholder, the value assigned to the shares would have been the unrelated party's historical cost basis; however, the unrelated party had no out-of-pocket cost associated with the development of the property, so the value assigned to the shares was $0.001 per share, which was fair market value of the Company's common stock on the date of issuance.

         In November 2000, 1,250,000 shares of common stock were issued in exchange for prior services rendered at a value of $1,250, which was fair market value of the Company's common stock on the date of issuance.

         In January 2001, the Company performed a private placement of 50,000 units at $0.50 per unit for an aggregate total of $25,000. Each unit sold consisted of (1) one share of the Company's common stock and (2) one warrant to purchase a share of the Company's common stock. The warrants are exercisable at $0.75 if exercised within two years after issuance and $1.00 per share if exercised in the third and remaining year of the warrant's life.

         Common Stock, Continued:

         In March 2001, the Company performed a private placement of 1,592,300 units at $0.50 per unit for an aggregate total of $796,150. Each unit sold consisted of (1) one share of the Company's common stock and (2) one warrant to purchase a share of the Company's common stock. The warrants are exercisable at $0.75 if exercised within two years after issuance and $1.00 per share if exercised in the third and remaining year of the warrant's life.

         Warrants:

         The following represents all activity that took place with regards to warrants issued:

                                                                                                           Average
                                                                                                       Exercise Price
                                                                                        Warrants          Per Share
                                                                                   ----------------   ---------------
         Outstanding, June 29, 1999, June 30, 1999 and 2000                                      -     $           -
                 Sold                                                                    1,642,300              0.75
                                                                                   ----------------   ---------------

         Balance June 30, 2001                                                           1,642,300     $         0.75
                                                                                   ================   ===============


         The weighted average remaining contractual life of the warrants at June
         30, 2001 is 2.75 years.


(4)      Provision for Income Taxes:

         The reconciliation of the effective income tax rate to the federal statutory rate as of June 30, 2001 and 2000 is as follows:

                                                                                               June 30,
                                                                                    --------------------------------
                                                                                           2001             2000
                                                                                    ----------------  --------------

        Computed "expected" tax (benefit)                                            $     (103,500)   $        (200)
        Increase (decrease) in income taxes resulting from:
          Increase in valuation allowance                                                   103,500              200
                                                                                    ----------------  --------------

                                                                                     $            -    $           -
                                                                                    ================  ==============

         Deferred tax assets and liabilities reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at June 30, 2001 and 2000 are as follows:


                                                       June 30,
                                            ----------------------------------
                                                  2001                2000
                                            ----------------   ---------------

        Deferred tax assets:
        Net operating loss carryforwards     $      104,000     $         500
        Less: valuation allowance                  (104,000)             (500)
                                            ----------------   ---------------

                                             $            -     $           -
                                            ================   ===============


         At June 30, 2001, the Company has provided a 100% valuation allowance for the deferred tax asset since management has not been able to determine that the realization of that asset is more likely than not. The net change in the valuation allowance for the years ended June 30, 2001 and 2000 was an increase of $103,500 and $200, respectively. Net operating loss carryforwards ("NOLs") of approximately $256,000 expire through 2016.


(5)      Related Party Transactions:

         During the year ended June 30, 2001, the Company paid $16,500 to an entity owned by one of the Company's directors and stockholders for consulting services rendered.

         During the year ended June 30, 2001, the Company paid $45,400 to an entity owned by an officer and director of the Company for management fees.

         During the year ended June 30, 2001, the Company paid $10,000 to an entity owned by a stockholder of the Company for marketing fees.

         During the year ended June 30, 2001, the Company paid $50,000 to an entity owned by a stockholder of the Company for nutritional consulting.

         During the year ended June 30, 2001, the Company paid $27,000 to a stockholder for nutritional consulting fees.

         No related party transactions took place for the year ended June 30, 2000.

(6)      Commitments and Contingencies:

         Royalty Agreement:

         In June 2001, the Company entered into a 10-year agreement with the Company's Chairman, President and a shareholder to pay each of them a royalty for sales on the Company's proprietary product know as the Medslim Program. The agreement states that each of the parties is to receive $0.05 on each unit sold as canned, bottled or under any other form. The royalty is to be calculated for each calendar month and payable with in 15 days from the end of each calendar month.


(7)      Subsequent Events:

         In July 2001, the Company entered into an Asset Purchase and Sale Agreement with Encore Ventures, Inc., a Nevada corporation (Encore). The agreement calls for the Company to sell all of its assets in exchange for 12,892,300 shares of Encore. This would give the Company a 50% holding in Encore. Upon completion of the transaction, the Company plans to dissolve and distribute all of the shares received to its shareholders.